Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of MatrixOne, Inc. on Form S-3 of our report dated March 23, 2004, relating to the financial statements of Synchronicity Software, Inc. as of December 31, 2003 and for the year then ended (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Synchronicity’s ability to continue as a going concern), appearing in the Current Report on Form 8-K/A of MatrixOne, Inc. dated September 29, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 29, 2004